UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 12, 2018

METLIFE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-15787	13-4075851
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Park Avenue, New York, New York	10166-0188
(Address of Principal Executive Offices)	(Zip Code)

212-578-2211

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 12, 2018, the MetLife, Inc. (the “Company”) Board of Directors approved a Separation Agreement and General Release (the “Agreement”) with former Executive Vice President and Chief Financial Officer John C. R. Hele, and the Agreement became effective.

Under the Agreement, Mr. Hele will remain employed by a Company affiliate in a special advisory capacity through September 30, 2018, unless he earlier ends his employment or the Company affiliate terminates him for cause as defined in the Agreement. During this time, Mr. Hele will continue to receive his base salary (at an annual rate of $815,000) and benefits, but he will not receive additional incentive awards. Mr. Hele will earn, from the date the Agreement became effective through September 30, 2018, approximately $33,000 in benefits under the Auxiliary Retirement Plan and Auxiliary Match Plan, plus simulated investment returns or interest credits, as applicable.

Assuming Mr. Hele remains employed through September 30, 2018, he will, by virtue of his age and service, retain his outstanding stock-based long-term incentive awards under their existing terms, notwithstanding the end of his employment. Mr. Hele’s outstanding awards are listed in Exhibit A to the Agreement, and are subject to the terms of the applicable award agreements the Company has previously disclosed.

Mr. Hele’s Agreement also includes his release of claims against the Company and those associated with it.

The Agreement provides post-employment obligations and modifies existing obligations in Mr. Hele’s stock-based long-term incentive awards and Agreements to Protect Corporate Property. As a result, Mr. Hele may not interfere with Company business, or solicit individuals associated with the Company and its affiliates to leave or to perform services for anyone else, for 12 months following the end of his employment. Mr. Hele also may not disparage the Company and those associated with it. Further, Mr. Hele may forfeit his outstanding Performance Shares if he associates with any of the competitors the Company uses to determine relative total shareholder return performance under recent Performance Share awards.

Mr. Hele may also enter into another general release following the end of his employment, assuming he remains employed through September 30, 2018 and has complied with the Agreement. If so, Company management will recommend that the Company Board of Directors approve a payment of up to $1.5 million to Mr. Hele, based on 2018 Company performance and Mr. Hele’s performance.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the Agreement, which is filed as an exhibit hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

10.1	Separation Agreement and General Release, effective June 12, 2018, between MetLife, Inc. and MetLife Group, Inc. and John C. R. Hele

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METLIFE, INC.

By:	/s/ Jeannette N. Pina
Name: Jeannette N. Pina
Title: Vice President and Secretary

Date: June 18, 2018